Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
Ed Mattix	Andy Schulz
IHS Inc.	IHS Inc.
+1 720 587 9973	+1 303 397 2969
ed.mattix@ihs.com	andy.schulz@ihs.com

IHS Acquires CMAI, Updates 2011 Guidance
Latest in a series of strategic acquisitions solidifies the company's position as a leader in chemical and petrochemical information and insight

ENGLEWOOD, Colo. (May 4, 2011) - IHS Inc. (NYSE: IHS), the leading global source of information and analysis, today announced the acquisition of Chemical Market Associates, Inc. (CMAI), a leading provider of market & business advisory services for the worldwide petrochemical, specialty chemicals, fertilizer, plastics, fibers and chlor-alkali industries.

“CMAI is a natural complement to our ever-expanding capabilities in the chemical industry's information, analysis and consulting market,” said IHS Chairman and Chief Executive Officer Jerre Stead. “The company's comprehensive information and analysis adds to our event-driven supply-chain information strategy and the company's price discovery and analysis business will broaden IHS commodities and cost information capabilities. CMAI's unique and proprietary chemical information can be used throughout IHS to deliver additional high-value analytical services to our global customers.”

CMAI clients include chemical companies, oil and gas companies, technology and engineering companies, financial institutions, plastic converters, industrial and consumer manufacturers, retailers, government agencies, trading companies, financials and shipping companies. The company is headquartered in Houston, with offices in Bangkok, Dubai, Dusseldorf, London, New York, Shanghai and

Singapore.

The IHS acquisition of CMAI follows a string of strategic transactions that bolster the company's broad base of capabilities in energy and power, environmental health and safety (EHS) and sustainability, petrochemicals and automotive industry forecasting. On April 18, 2011, IHS acquired ODS-Petrodata, a premier provider of data, information and market intelligence to the offshore energy industry, and on April 27, 2011, IHS acquired Dyadem International, Ltd., the market leader in Operational Risk Management and Quality Risk Management solutions.

During the first four months of 2011, IHS also acquired:

EIATrack (www.eiatrack.org) - A subscription-based, online tool for quickly and cost-effectively navigating and managing global environmental regulations and legislation, EIATrack tracks more than 6,000 pieces of legislation from proposal to implementation, analyzing environmental regulatory activity in North America, Europe, South America and Asia Pacific. The acquisition represents continued investment in the electronics supply chain, for which IHS has already established a strategic position through the company's REACH and Compliance Suite offerings, as well as the recent iSuppli acquisition.

CSM South America - CSM South America compiles and maintains automotive forecast information for all South American countries. The company also sells IHS Automotive products and manages the resulting customer relationships in the region. The acquisition will give IHS more direct access to this critical, rapidly growing market, while providing a platform to enhance the company's automotive forecasting business with localized insight.

“With these five transactions completed so far in 2011, IHS has completed more than 30 strategic acquisitions since 2007, deploying more than $1.3 billion in capital,” added Stead. “Each of these acquisitions affords our company the opportunity to expand the information and insight offerings we provide to our customers to help them make critical business decisions every day.”

As a result of the company's 2011 acquisition activity, IHS is updating its full-year 2011 revenue and adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) guidance. For the year ending November 30, 2011, IHS expects:

•	All-in revenue between $1.275 and $1.305 billion; and

•	All-in adjusted EBITDA between $388 and $398 million.

Additionally, for the year ending November 30, 2011, IHS expects:

•	Depreciation and amortization of approximately $86 million;

•	Net interest expense of roughly $8 million;

•	Adjusted EPS between $3.33 and $3.43;

•	Stock-based compensation expense of approximately $84 million;

•	Net pension expense of roughly $11 million;

•	Adjusted tax rate of 26 to 27 percent; and

•	Weighted average diluted share count of approximately 66 million.

Additional information about these transactions, as well as the company's updated 2011 guidance, will be provided at the previously announced IHS Investor Day conference on Wednesday, May 4, 2011. To listen to the meeting and view the presentations via webcast, log on to the “Investor Relations” page of the company's website, www.ihs.com, by 11:45 a.m. EDT on May 4. A replay of the IHS Investor Day webcast will be available approximately two hours after the end of the presentation through the same website link.

###
About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs approximately 5,100 people in more than 30 countries around the world.

About Chemical Market Associates, Inc. (www.cmaiglobal.com)
CMAI is the premier provider of Market, Planning and Business Advisory services offering a unique combination of analytics and technical expertise for the global chemical, plastics, fertilizer, fibers and chlor-alkali industries. With offices in Houston, New York, London, Dubai, Düsseldorf, Singapore and Shanghai, CMAI has provided expert business advisory services to a broad base of companies across multiple value chains and geographies since 1979. Clients to CMAI services include chemical and oil companies, technology & EPC companies, banking and financial institutions, plastic converters, textile & apparel manufacturers, brand-owners, grocers/retailers, government agencies and trading companies.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.  Copyright © 2011 IHS Inc.  All rights reserved.